ARTICLES OF INCORPORATION
OF
BETTING, INC.
Know all men by these presents:
That we, the undersigned, for the purpose of association to establish a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation in writing.
And we do hereby certify:
The name of this Corporation is: Error! Reference source not found.
The principal office in the State of Nevada is to be located at:
3360 W. Sahara Ave., Suite 200, Las Vegas, NV 89102
The Resident agent for this Corporation shall be: Daniel G. Chapman, 3360 W. Sahara Ave., Las Vegas, NV 89102.
This Corporation may also maintain an office or offices at such other places within or outside the State of Nevada, as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada, the same as in the State of Nevada.
This Corporation may engage in any lawful activity.
This Corporation is authorized to issue only one class of shares of stock, the total number of which is 25,000,000 shares, each with par value of $0.001. Such stock may be issued by this Corporation from time to time by the Board of Directors thereof. The shares of stock shall be designated "Common Stock" and the holders thereof shall be entitled to one (1) vote for each share held by them.
No Director or Officer of this Corporation shall be liable to this Corporation or its stockholders for any breach of fiduciary duty as Officer or Director of this Corporation. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, a knowing violation or law, or the payment of dividends in violation of NRS 78.300.
All expenses incurred by Officers or Directors in defending a civil or criminal action, suit, or proceeding, must be paid by this Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of this Corporation.
The members of the governing Board shall be styled Directors, and the number of Directors shall not be less than one (1) pursuant to the terms of NRS 78.115. The name and address of the first Board of Directors, which shall consist of one (1) member is:
Tom Hughes
3360 W. Sahara Ave., Suite
200,
Las Vegas, NV 89102
The number of Directors of this Corporation may from time to time be increased or decreased as set forth hereinabove by an amendment to the By-Laws in that regard, and without the necessity of amending these Articles of Incorporation.
The name and address of the incorporator is:
Daniel G. Chapman
3360 W. Sahara Ave., Suite 200
Las Vegas, NV 89102
The capital stock of this Corporation, after the amount of the subscription price has been paid in cash or in kind, shall be and remain non-assessable and shall not be subject to assessment to pay debts of this Corporation.
This Corporation shall have perpetual existence.
No holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of this Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.
This Corporation shall not be governed by the provisions of NRS
78.411 to 78.444, inclusive.
Executed this 8th day of March, 1999.
                                /s/   Daniel G. Chapman
                                Daniel G. Chapman, Esq.
Verification
State of Nevada
                        SS
County of Clark
        On this 8th day of March, 1999, before me, the undersigned, a Notary Public in and for said State, personally appeared Daniel G. Chapman, Esq. personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who subscribed her name to the Articles of Incorporation and acknowledged to me that she executed the same freely and voluntarily and for the use and purposes therein mentioned.
By: _/s/____________________________
Notary Public in and for said
County and State
CERTIFICATE OF ACCEPTANCE OF
APPOINTMENT AS RESIDENT AGENT
In the matter of Betting, Inc., I hereby certify that on the 8th day of March, 1999, I accepted the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090. IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of March, 1999.
                                                /s/   Daniel G.
                                                Chapman Daniel G.
                                                Chapman, Esq.